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Exhibit 10.33

NTL Group

Long Term Incentive Plan

1.     Background

        The Long Term Incentive Plan (the LTIP) is a key constituent in the Executive Management Remuneration package. It is designed to complement the Annual Bonus Scheme and the Share Option Plan in order to recognise and reward executive contribution, focus achievement on agreed targets and to promote the attraction and retention of key personnel.

        The current LTIP covers a three year period, 2003-2005, with the overall objective being to generate additional cash flow above bank plan, as defined by the chairman and reviewed with the executive committee of the board of directors.

2.     Membership

        Eligibility for the LTIP is for those employees who benefit from the Executive levels of our Annual Bonus Schemes representing approximately 1% of the total employee population.

3.     Summary of Scheme Rules

        The main features of the LTIP can be summarised as follows:

  •
  Scheme has levels linked to Annual Bonus Schemes potential (on target earnings), and

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  Scheme potential payment is 4 × Normal on target Annual Bonus Payment as % of Base Salary.

Normal on target Annual Bonus Payment as % of Base Salary	Number of Employees	Scheme potential: 4 × Normal on target Annual Bonus Payment as % of Base Salary
30	123	120
50	35	200
60	1	240
75	1	300
100	5	400

  •
  Scheme is open to new joiners on the authority of the CEO, CFO and Group HR Director. Any payments made will be prorated to date of commencement/promotion.

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  If an eligible executive leaves ntl's employment voluntarily or is dismissed with cause prior to the end date of the scheme (that is 31 December 2005) there will be no entitlement to payment under the LTIP scheme.

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  If an eligible executive is dismissed without cause or made redundant prior to the end date of the scheme (that is 31 December 2005) the plan provides for the CEO to assess eligibility in consultation with the board as appropriate.

4.     Performance Targets

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  The Target is to generate Combined Segment Cash Flow (Combined Segment Profit less Fixed Asset Additions) in an amount determined by the board of directors on a cumulative basis for the three years ending December 31, 2005. This represents an amount determined by the board of directors in excess of the Combined Segment Cash Flow shown in the Adjusted Bank Plan for the same three year period.

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  The LTIP will be self-funding in that the Combined Segment Cash Flow target is stated after charging the cost of the LTIP payments.

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  The LTIP has three thresholds as determined by the board of directors, with payments increasing on a linear basis between each threshold. Each threshold represents an amount of Combined Segment Cash Flow in excess of the Combined Segment Cash Flow shown in the Adjusted Bank Plan.

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  Further payments will be made for performance in excess of the 100% target.

5.     Payment Calculations

        Calculations of Combined Segment Cash Flow for the purposes of determining the percentage payment will be made by the CFO after taking into account all adjustments to externally reported results that he believes are fair, reasonable and consistent with the intent of the plan.

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  If made in cash, payment will be made on 30 April 2006.

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  If made by issuing NTL Inc. stock, payment will be made subject to attaining shareholder approval (or as soon as reasonably practicable after such approval is attained).

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  The decision as to whether to issue stock or pay a cash equivalent amount will be entirely at ntl's discretion.

        The LTIP makes no provision for interim payments.

6.     Cost of Scheme

        The full cost of the LTIP payments at the 100% threshold level, is estimated to be approximately £30m, at current salary levels.

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  Exhibit 10.33
NTL Group Long Term Incentive Plan